Exhibit 10.1

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is made and entered into as of [ ● ], 2022, by and between SilverSun Technologies, Inc., a Delaware corporation (“Parent”), and SilverSun Technologies Holdings, Inc., a Delaware corporation (“SpinCo” and each of Parent and SpinCo, a “Party” and collectively the “Parties”). All capitalized terms not otherwise defined shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Parent and certain of its subsidiaries have joined in filing consolidated federal Income Tax Returns and certain consolidated, combined or unitary state or local Income Tax Returns;

WHEREAS, Parent and SpinCo have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which, among other things, Parent will distribute all of the outstanding common stock of SpinCo to Parent’s stockholders as of the Distribution Record Date in connection with the Distribution;

WHEREAS, Parent and SpinCo intend that the Distribution shall qualify as a distribution to Parent’s shareholders pursuant to Section 355 of the Code if Parent receives the Tax Opinion;

WHEREAS, pursuant to the Distribution, SpinCo and its subsidiaries will leave the Pre-Spin Group;

WHEREAS, the Parties, on behalf of themselves and their Affiliates, wish to set forth their agreement regarding the rights and obligations of Parent, SpinCo and the members of the Parent Group and the SpinCo Group, respectively, with respect to (i) the administration and allocation of, federal, state, local and foreign Taxes incurred in the Tax Periods beginning prior to the Distribution Date, (ii) Taxes resulting from the Distribution and transaction effected in connection with the Distribution and (iii) certain related Tax matters;

WHEREAS, the Parties have agreed that (i) all Tax liabilities for the Pre-Distribution Period shall be borne by SpinCo - other than the first one million dollars of the Section 355(e) Tax, and (ii) except as otherwise set forth in this Agreement, all Tax liabilities of Parent from the Post-Distribution Tax Period shall be borne by Parent.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the Parties agree as follows:

Article I.
DEFINITIONS

When used herein the following terms shall have the following meanings:

“Accounting Firm” means a nationally recognized firm of independent certified public accountants mutually acceptable to Parent and SpinCo.

“Affiliate” means, with respect to any entity (the “given entity”), each entity that directly or indirectly, through one or more intermediaries is controlled by the given entity. For purposes of this definition, “control” means, with respect to any entity, (a) the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding equity interests of such entity or (b) the power to direct or cause the direction of management and policies of such entity, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise. Unless otherwise indicated, the term Affiliate shall refer to Affiliates of a Party as determined after the Distribution.

“Affiliated Group” means, with respect to a Tax Period, (a) an affiliated group of corporations within the meaning of Section 1504(a) of the Code or, for purposes of any state or local Tax matters, any consolidated, combined, unitary or similar group of corporations within the meaning of any similar provisions of Tax law for the jurisdiction in question, and (b) for purposes of any federal, state or local Income Tax matters, any entity owned by a corporation described in clause (a) that is disregarded as separate from its owner for such purposes.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding or appeal of such a proceeding relating to Taxes, whether judicial or administrative.

“Business” means (a) with respect to Parent and the Parent Group, the Rhodium Business and the CCDC Business and (b) with respect to SpinCo and the SpinCo Group, the SpinCo Business.

“CCDC” has the meaning set forth in the Separation Agreement.

“CCDC Business” has the meaning set forth in the Separation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Current Allocation Methodology” means the allocation methodology that is set forth in Exhibit A, as applied to Tax Returns prepared by Parent pursuant to Section 2.1(a)(ii).

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Record Date” has the meaning set forth in the Separation Agreement.

“Final Determination” means (i) a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iii) any other final settlement with the IRS or other Taxing Authority (including the execution of IRS Form 870-AD, or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency); (iv) the expiration of an applicable statute of limitations; or (v) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset).

“Income Tax” means any and all Taxes based upon or measured by net income (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Income Tax Return” means a Tax Return relating to an Income Tax.

“IRS” means the Internal Revenue Service or any successor thereto.

“Merger” has the meaning set forth in the Separation Agreement.

“Overdue Rate” means a variable rate of interest per annum equal to the Federal short-term rate as established from time to time pursuant to Section 1274(d) of the Code plus 800 basis points.

“Parent Affiliated Group” means, for any applicable Tax Period, Parent and each entity that is a member of an Affiliated Group for such Tax Period (or portion thereof) with respect to which Parent would be the common parent. For the avoidance of doubt, the Parent Affiliated Group shall include, for the portion of the Straddle Period that ends on the Distribution Date, SpinCo and other entities that will be members of the SpinCo Affiliated Group beginning on the day immediately after the Distribution Date.

“Parent Group” means Parent and its Affiliates, excluding any entity that would be a member of the SpinCo Group.

“Parent Member” means any entity that would be a member of the Parent Group.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Distribution Tax Period” means a Tax Period that begins after the Distribution Date.

“Pre-Distribution Tax Period” means a Tax Period that ends on or before the Distribution Date.

“Pre-Spin Group” means Parent and its Affiliates before the Distribution (which, for the avoidance of doubt, shall exclude any entities that become Affiliates of Parent as a result of the Merger).

“Pre-Spin Member” means any entity that was a member of the Pre-Spin Group.

“Representative” means, with respect to any Person, any of such Person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Responsible Party” means the Party responsible for the preparation and filing of a Tax Return pursuant to Section 2.1.

“Rhodium Business” has the meaning set forth in the Separation Agreement.

“Section 355(e) Tax” shall mean any Taxes imposed on the Pre-Spin Group resulting from taxable income or gain recognized as a result of the Distribution including pursuant to Sections 355(e) or Section 311(b) of the Code.

“Separate Affiliated Group” means, with respect to any corporation, such corporation’s separate affiliated group as defined by Section 355(b)(3) of the Code and the Treasury Regulations promulgated thereunder.

“SpinCo Affiliated Group” means SpinCo and each entity that would be a member of an Affiliated Group with respect to which SpinCo would be the common parent for any Post-Distribution Tax Period. For purposes of this Agreement, the SpinCo Affiliated Group shall exist from and after the beginning of the day immediately after the Distribution Date.

“SpinCo Business” has the meaning set forth in the Separation Agreement.

“SpinCo Group” means SpinCo and its Affiliates after the Distribution.

“SpinCo Member” means any entity that would be a member of the SpinCo Group.

“Straddle Period” means a Tax Period that begins on or before and ends after the Distribution Date.

“Tax” means any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Tax Period, and that could reduce a Tax in another Tax Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Taxing Authority” means the IRS or any other governmental authority responsible for the administration of any Tax.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means the opinion of Lucosky Brookman (or another nationally recognized tax advisor with expertise in these matters that is reasonably acceptable to Rhodium Enterprises, Inc.) delivered to Parent on or before the Closing that the Distribution should qualify as a transaction described in Section 355(a) of the Code.

“Tax Period” means any period prescribed by law or any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Practices” means the policies, procedures and practices customarily and consistently employed by the Pre-Spin Group in the preparation and filing of, and positions taken on, any Tax Returns of the Parent Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period.

“Tax Refund” means any refund of Taxes, whether by payment, credit, offset, reduction in Tax or otherwise, plus any interest or other amounts received or payable with respect to such refund.

“Tax Return” means any return (including any information return), report, statement, declaration, notice, form, election, estimated Tax filing, claim for refund or other filing (including any amendments thereof and attachments thereto) required to be filed with or submitted to any Taxing Authority with respect any Tax.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Article II.
FILING OF TAX RETURNS AND PAYMENT OF TAXES

Section 2.1 Preparation and Filing of Tax Returns.

(a)	Subject to Section 2.3, Parent shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)	all Tax Returns of the Parent Affiliated Group or any Pre-Spin Member (or group thereof) for any Straddle Period other than Tax Returns described in Section 2.1(b)(iii); and

(ii)	all Tax Returns of the Parent Affiliated Group or any Parent Member (or group thereof) for all Post-Distribution Tax Periods.

(b)	Subject to Section 2.3, SpinCo shall prepare (or caused to be prepared) and timely file (taking into account applicable extensions):

(i)	all Tax Returns of the Parent Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period other than Tax Returns described in Section 2.1(a)(i);

(ii)	all Tax Returns for any Pre-Distribution Tax Period that are filed after the Distribution Date that relate solely to the SpinCo Group or any SpinCo Member (or group thereof);

(iii)	all Tax Returns for any Straddle Period that relate solely to the SpinCo Group or any SpinCo Member (or group thereof); and

(iv)	all Tax Returns of the SpinCo Affiliated Group or any SpinCo Member (or group thereof) for all Post-Distribution Tax Periods.

Section 2.2 Provision of Filing Information. Each Party shall cooperate with the Responsible Party in the preparation and filing of all Tax Returns relating to Pre-Distribution Tax Periods and Straddle Periods, including by providing the Responsible Party with (a) all necessary filing information in a manner consistent with past Tax Practices, (b) all other information reasonably requested in connection with the preparation of such Tax Returns, including permission to copy any applicable documents, and (c) such other assistance reasonably necessary or requested for the filing of such Tax Returns.

Section 2.3 Advance Review of Tax Returns.

(a)	At least fifteen (15) business days, or such other reasonable time as mutually agreed to by Parent and SpinCo, prior to the filing of any Tax Return pursuant to Section 2.1(a)(i) that includes a SpinCo Member (each, a “Parent Prepared Tax Return”), Parent shall provide SpinCo for its review and comment a draft of the portion of such Tax Return that relates to the SpinCo Member.

(b)	At least fifteen (15) business days, or such other reasonable time as mutually agreed to by Parent and SpinCo, prior to the filing of any Tax Return pursuant to Section 2.1(b)(i), Section 2.1(b)(ii) or Section 2.1(b)(iii) (each, a “SpinCo Prepared Tax Return”), SpinCo shall provide Parent for its review and comment a draft of such Tax Return.

(c)	In connection with SpinCo’s review of the applicable portion of a draft Parent Prepared Tax Return pursuant to Section 2.3(a), SpinCo and its Representatives shall have the right to review all work papers related to the portion of such Parent Prepared Tax Return relating to the applicable SpinCo Member prior to Parent’s filing of such Tax Return. SpinCo shall deliver to Parent reasonably promptly after SpinCo’s receipt of the applicable draft of the portion of the Parent Prepared Tax Return SpinCo’s written comments thereto. Parent shall consult in good faith with SpinCo and its Representatives regarding such comments and shall not file any such Parent Prepared Tax Return without the consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Parent shall not be obligated to consider any comments the result of which would materially adversely affect the Taxes of the Parent Affiliated Group (or any Parent Member) for any Straddle Period or Post-Distribution Tax Period, and Parent may condition the acceptance and incorporation of any such comments upon the receipt of appropriate indemnification from SpinCo for any increases in such Taxes that may result from the acceptance and incorporation of the applicable comment.

(d)	In connection with Parent’s review of a draft of SpinCo Prepared Tax Return pursuant to Section 2.3(b), Parent and its Representatives shall have the right to review all work papers related to such SpinCo Prepared Tax Return. Parent shall deliver to SpinCo reasonably promptly after Parent’s receipt of the applicable draft SpinCo Prepared Tax Return Parent’s written comments thereto. SpinCo shall consult in good faith with Parent and its Representatives regarding such comments and shall not file any such SpinCo Prepared Tax Return without Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that SpinCo shall not be obligated to consider any comments the result of which would materially adversely affect the Taxes of the SpinCo Affiliated Group (or any SpinCo Member) for any Straddle Period or Post-Distribution Tax Period, and SpinCo may condition the acceptance and incorporation of any such comment upon the receipt of appropriate indemnification from Parent for any increases in such Taxes that may result from the acceptance and incorporation of the applicable comment.

Section 2.4 Consistent Positions on Tax Returns. The Responsible Party shall prepare all Tax Returns (a) for all Pre-Distribution Tax Periods and Straddle Periods in a manner consistent with past Tax Practices and (b) in a manner consistent with any Tax Opinion, except in either case as otherwise required by changes in applicable law or material underlying facts or as consented by the parties hereto in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.5 Taxable Year. The parties agree that, to the extent permitted by applicable law, (a) the Merger shall be treated as a reverse acquisition under Treas. Reg. 1.1502-75(d)(3), (b) the Tax Period with respect to federal and applicable state and local Income Taxes of the Parent Affiliated Group existing immediately before the Merger (including the SpinCo Members) shall end as of the close of the Distribution Date, (c) the Distribution shall be reported on the last day of the taxable period of such Parent Affiliated Group ending as of the close of the Distribution Date and (d) the SpinCo Affiliated Group and each member thereof shall begin a new taxable year for purposes of such federal, state or local Income Taxes as of the beginning of the day after the Distribution Date. The parties further agree that, to the extent permitted by applicable law, all federal, state, local and foreign Tax Returns shall be filed consistently with this position.

Section 2.6 Straddle Period Taxes. For purposes of this Agreement, Taxes attributable to Straddle Periods shall be allocated as follows:

(a)	Income Taxes shall be allocated on the basis of the actual operations and taxable income for each such period, determined by closing the books at the end of the day on the Distribution Date; and

(b)	Non-Income Taxes shall be allocated by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days during the applicable portion of the Straddle Period and the denominator of which is the total number of days in the Straddle Period with one portion of the Straddle period ending on the Distribution Date and the other portion of the Straddle Period beginning on the day after the Distribution Date.

Section 2.7 Responsibility and Payment of Taxes.

(a)	SpinCo shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to all Pre-Distribution Tax Periods of the Parent Affiliated Group and any Pre-Spin Member including the portion of any Straddle Period ending on the Distribution Date with exception of the Section 355(e) Tax, the first $1 million of which shall be borne by Parent with the remainder of such Tax borne by SpinCo.

(b)	Subject to Section 2.7(c), Parent shall be liable for and shall pay all Taxes of the Parent Group due and payable with respect to the portion of the Straddle Period beginning the day after the Distribution Date.

(c)	SpinCo shall be liable for and pay all Taxes due and payable with respect to Post-Distribution Tax Periods to the extent such Taxes are allocable to the CCDC Business under the Current Allocation Methodology and to the extent the CCDC Business does not generate positive cash flow in excess of such allocable Taxes.

(d)	SpinCo shall be liable for and shall pay all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to Tax Returns filed by SpinCo pursuant to Section 2.1(b).

(e)	SpinCo or Parent, as applicable, shall pay to the other Party the amount required to be paid pursuant to this Section 2.7 within thirty (30) days after written demand is made by such other Party; provided, however, that any such amount shall not be payable earlier than five (5) business days before the date on which the applicable Taxes are actually paid or required to be paid to the Taxing Authority.

Section 2.8 Amended Returns. Notwithstanding anything to the contrary in this Agreement, no Party may file, and shall cause its Affiliates not to file, any amendment to a Parent Prepared Tax Return or a SpinCo Prepared Tax Return without the other Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.9 Refunds of Taxes. Any Tax Refund realized as a result of a Final Determination with respect to any Tax Return filed pursuant to Section 2.1(a) or Section 2.1(b) shall be for the benefit of the party to which the liability for such Taxes is allocable under Section 2.7. If Parent or SpinCo, as applicable, receives a Tax Refund with respect to which the other Party is entitled to all or an allocable portion pursuant to this Section 2.9, Parent or SpinCo, as applicable, shall pay such amount to such other Party in accordance with Section 4.1.

Section 2.10 Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous tax election made by or on behalf of the Parent Affiliated Group (including the election with respect to the calculation of earnings and profits under Section 1552 of the Code and the Treasury Regulations thereunder). Parent, as common parent of the Parent Affiliated Group, shall continue to have discretion, reasonably exercised, to make any and all elections with respect to all members of the Parent Affiliated Group for all Pre-Distribution Tax Periods and Straddle Periods; provided, however, elections for such Tax Returns that are SpinCo Prepared Tax Returns shall be made in a manner consistent with past practices. SpinCo, as common parent of the SpinCo Affiliated Group, shall have sole discretion to make any and all elections with respect to all members of the SpinCo Affiliated Group for all Tax Periods for which it is obligated to file Tax Returns under Section 2.1(b).

Section 2.11 Allocation of Tax Assets.

(a)	Parent and SpinCo shall cooperate, each at its own cost and expense, in determining the allocation of any Tax Assets or Tax liabilities among the parties in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign laws); provided that, the Parties acknowledge and agree, that any Tax Assets of any members of the Parent Affiliated Group for any Pre-Distribution Tax Period shall be utilizable by Parent with respect to any Tax liabilities resulting from or arising in connection with the Merger and/or the Distribution. In the absence of controlling legal authority or unless otherwise provided under this Agreement (including the foregoing sentence), Tax Assets or Tax liabilities shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Assets or Tax liabilities. Parent and SpinCo hereby agree to compute all Taxes for Post-Distribution Tax Periods and Straddle Periods consistently with the determinations made pursuant to this Section 2.11 unless otherwise required by a Final Determination.

(b)	To the extent that the amount of any Tax Asset is later reduced or increased by a Taxing Authority, or as a result of an Audit or carrybacks of Tax Assets from Post-Distribution Tax Periods of either the Parent Affiliated Group or the SpinCo Group, such reduction or increase shall be allocated to the Party to which such Tax Asset was allocated pursuant to Section 2.11(a).

Section 2.12 Certain Expenses. SpinCo shall reimburse Parent for SpinCo’s share of the preparation and filing of any Parent Prepared Tax Return, which share shall be apportioned and allocated between the Parent Group and the SpinCo Group in the same manner as the liability for the Taxes with respect to such Tax Return were apportioned and allocated pursuant to Section 2.7.

Article III.
INDEMNIFICATION

Section 3.1 By Parent. Subject to Section 3.3, Parent shall indemnify and hold SpinCo and each SpinCo Member harmless against:

(a)	any and all Taxes for which Parent is liable pursuant to Section 2.7; and

(b)	any and all increases in the liability for Taxes of the SpinCo Group or any SpinCo Member (or group thereof) as a result of a Parent Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 2.2.

Section 3.2 By SpinCo. Subject to Section 3.3, SpinCo shall indemnify and hold Parent and each Parent Member harmless against:

(a)	any and all Taxes for which SpinCo is liable pursuant to Section 2.7; and

(b)	any and all increases in the liability for Taxes of the Parent Affiliated Group or any Parent Member (or group thereof) as a result of a SpinCo Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 2.2.

Section 3.3 Tax Treatment of Distribution.

(a)	The parties expressly agree for all purposes to treat the Distribution as a distribution to Parent’s shareholders pursuant to Section 355(a) of the Code (the “Tax Treatment”) if Parent receives the Tax Opinion.

(b)	If Parent receives the Tax Opinion, Parent represents, agrees and covenants as follows:

(i)	There is no plan or intention to dispose of or discontinue the CCDC Business within two years of the date hereof.

(c)	If Parent receives the Tax Opinion, SpinCo represents, agrees and covenants as follows:

(i)	From and after the Distribution Date until the second anniversary thereof, such Party shall not take any of the following actions unless prior to taking any such action, it obtains and provides to the other Party, a ruling from the IRS or a written opinion from a nationally recognized law firm with expertise in these matters, in form and substance reasonably acceptable to the other Party, that such transaction, and any transaction or transactions related thereto, will not affect the qualification of the Distribution under Section 355 of the Code:

(A)	enter into (or, to the extent such Party has the right to prohibit such action, permit) any transaction or series of transactions as a result of which any Person or group of Persons would (directly or indirectly) acquire or have the right to acquire from SpinCo or one or more holders of its stock, a number of shares of its stock that, together with any shares issued in an equity offering described in clause (B) below, would comprise 40% or more, in each case, of (i) the value of all outstanding shares of stock of SpinCo as of the date of such transaction or (ii) the total combined voting power of all outstanding shares of stock of SpinCo as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, the date of the last transaction of such series; or

(B)	issue equity of SpinCo in an offering in excess, in the aggregate, together with any shares acquired in a transaction described in clause (A) above, of 40% of (1) the value of all outstanding shares of stock of SpinCo as of the date of such transaction or (2) the total combined voting power of all outstanding shares of stock of SpinCo as of the date of such transaction, or, with respect to either (1) or (2), in the case of a series of transactions, as of the date of the last transaction of such series.

(ii)	From and after the Distribution Date until the second anniversary thereof, SpinCo shall not, and shall cause each member of the SpinCo Group not to, take any of the following actions unless prior to taking any such action, it obtains and provides to Parent, a ruling from the IRS or a written opinion from a nationally recognized law firm with expertise in these matters, in form and substance reasonably acceptable to Parent, that such transaction, and any transaction or transactions related thereto, will not affect the qualification of the Distribution for the Tax Treatment:

(A)	merge, consolidate or amalgamate with any other Person, unless, in the case of a merger, consolidation, SpinCo is the survivor of the merger or consolidation;

(B)	in a single transaction or series of transactions sell, transfer or otherwise dispose of (including any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition), or permit any other member of the SpinCo Group to sell, transfer or otherwise dispose of, thirty percent (30%) or more of the gross assets of the SpinCo Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales, transfers or other dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group, or (E) any sales, transfers or other dispositions of assets within the SpinCo Separate Affiliated Group;

(C)	redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, of SpinCo, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48); or

(D)	amend, or permit any other member of the SpinCo Group to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of equity interests in SpinCo (including, without limitation, through the conversion of one class of equity interests in SpinCo into another class of equity interests in SpinCo).

Section 3.4 Certain Reimbursements. Each Party shall notify the other Party of any Taxes paid by it or any of its Affiliates that are subject to indemnification under this Article III. Any notification pursuant to this Section 3.4 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between the Parties and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever such a notification is given, the indemnifying Party shall pay the amount requested in such notice to the indemnified party in accordance with Article IV, but only to the extent the indemnifying Party agrees with such request. To the extent the indemnifying Party disagrees with such request, it shall so notify the indemnified party within thirty (30) days of receipt of such notice, whereupon the Parties shall use their best efforts to resolve any such disagreement. Any indemnification payment made after such thirty (30) day period shall include interest at the Overdue Rate from the date of receipt of the original indemnification notice. Any dispute as to any matter covered by this Article III shall be resolved by the Accounting Firm as an expert and not an arbitrator. The fees and expenses of the Accounting Firm shall be borne equally by Parent and SpinCo.

Section 3.5 Adjustments. The Parties agree to cooperate in good faith, without bias to any Parent Member or SpinCo Member, to make appropriate adjustments to accomplish the objectives of this Article III.

Article IV.
Method AND Timing of
Payments Required by this Agreement

Section 4.1 Payment in Immediately Available Funds; Interest. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided in the Agreement, all payments shall be made within fifteen (15) days of receipt of request therefor. For the avoidance of doubt, a party may request payment for any costs incurred pursuant to Section 2.12 as soon as such costs are incurred. Except as otherwise provided in the Agreement, any payment not made within fifteen (15) days of receipt shall thereafter bear interest at the Overdue Rate.

Section 4.2 Characterization of Payments. Any payment (other than interest thereon) made hereunder by Parent to SpinCo, or by SpinCo to Parent, shall be treated by all parties for all Tax purposes to the extent permitted by law as a non-taxable distribution or capital contribution made immediately prior to the Distribution, except to the extent that Parent and SpinCo treat a payment as the settlement of an intercompany liability or as otherwise required by law.

Article V.
Cooperation; Document Retention; Confidentiality

Section 5.1 Provision of Cooperation, Documents and Other Information. Upon the reasonable request of any Party, Parent or SpinCo, as applicable, shall promptly provide (and shall cause its Affiliates to promptly provide) the requesting Party with such cooperation and assistance, documents, and other information as may be necessary or reasonably helpful in connection with (a) the preparation and filing of any Tax Return, (b) the conduct of any Audit involving any Taxes or Tax Returns within the scope of this Agreement or (c) the verification by a Party of an amount payable to or receivable from the other Party. Such cooperation and assistance shall include, without limitation, (i) the provision of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return, (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Audit, including, without limitation, the execution of powers of attorney and extensions of applicable statutes of limitations with respect to Tax Returns which Parent may be obligated to file on behalf of SpinCo Members pursuant to Section 2.1, (iii) the prompt and timely filing of appropriate claims for refund, and (iv) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with the foregoing. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 5.2 Retention of Books and Records. Each Party shall retain or cause to be retained (and shall cause each of their Affiliates to retain) all Tax Returns and all books, records, schedules, work papers, and other documents relating thereto, until the later of (a) the date seven (7) years from the close of the applicable Tax Period, (b) the expiration of all applicable statutes of limitations (including any waivers or extensions thereof) and (c) the expiration of any retention period required by law (e.g., depreciation or inventory records) or pursuant to any record retention agreement. The parties hereto shall notify each other in writing of any waivers, extensions or expirations of applicable statutes of limitations.

Section 5.3 Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein that are within the scope of this Agreement shall be kept confidential by the parties hereto and their Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein.

Article VI.
Audits

Section 6.1 Notification and Status of Audits or Disputes. Upon the receipt by any Party (or any of its Affiliates) of notice of any pending or threatened Audit pertaining to Taxes subject to indemnification under this Agreement, such Party shall promptly notify the other Party in writing of the receipt of such notice. Each Party shall use reasonable best efforts to keep the other Party advised as to the status of any Audits pertaining to Taxes subject to indemnification under this Agreement. To the extent relating to any such Tax, each Party shall promptly furnish the other Party with copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency.

Section 6.2 Control and Settlement.

(a)	Parent shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(a)(i) and Section 2.1(a)(ii) and to employ counsel or other advisors of its choice and at its own cost; provided, however, that with respect to any issue arising on an Audit of a Parent Prepared Tax Return that may have a material adverse effect on SpinCo or any SpinCo Group Member (including as a result of SpinCo’s indemnification obligations pursuant to Section 3.2), (i) Parent shall permit SpinCo to participate in such Audit with respect to such issue, and in no event shall Parent settle or otherwise resolve any such issue without the written consent of SpinCo, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) SpinCo shall provide Parent a written response to any notification by Parent of a proposed settlement within ten (10) days of its receipt of such notification; and (iii) if SpinCo fails to respond within such ten (10) day period, it shall be deemed to have consented to the proposed settlement. Parent and SpinCo shall bear their own costs incurred in participating in any proceeding relating to any Audit under this Section 6.2(a).

(b)	SpinCo shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(b)(i), Section 2.1(b)(ii) and Section 2.1(b)(iii) and to employ counsel or other advisors of its choice at its own cost and expense; provided, however, that with respect to any issue arising on an Audit of a SpinCo Prepared Tax Return that may have a material adverse effect on Parent or any Parent Group Member (including as a result of Parent’s indemnification obligations pursuant to Section 3.1), (i) SpinCo shall permit Parent to participate in such Audit with respect to such issue, and in no event shall SpinCo settle or otherwise resolve any such issue without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) Parent shall provide SpinCo a written response to any notification by SpinCo of a proposed settlement within ten (10) days of its receipt of such notification; and (iii) if Parent fails to respond within such ten (10) day period, it shall be deemed to have consented to the proposed settlement. Each of Parent and SpinCo shall bear its own costs incurred in participating in any proceeding relating to any Audit under this Section 6.2(b).

(c)	The payment of any Taxes as a result of a Final Determination with respect to an Audit, as well as any payments between Parent and SpinCo with respect to such Taxes to the extent such Audit relates to a Parent Prepared Tax Return, shall be governed by Section 2.7.

Section 6.3 Delivery of Powers of Attorney and Other Documents. Parent and SpinCo shall execute and deliver to the other Party, promptly upon request, powers of attorney authorizing such other Party to extend statutes of limitations, receive refunds, negotiate settlements and take such other actions that Parent or SpinCo, as applicable, reasonably considers to be appropriate in exercising its control rights pursuant to Section 6.2, and any other documents reasonably necessary thereto to effect the exercise of such control rights.

Article VII.
Miscellaneous

Section 7.1 Effectiveness. This Agreement shall be effective from and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations.

Section 7.2 Entire Agreement. This Agreement, together with all documents and instruments referred to herein and therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and terminate all prior agreements and understandings, both written and oral.

Section 7.3 Guarantees of Performance. Each Party hereby guarantees the complete and prompt performance by its Affiliates of all of their obligations and undertakings pursuant to this Agreement. If, subsequent to the consummation of the Distribution, either Parent or SpinCo shall be acquired by another entity (the “acquirer”) such that 50% or more of the acquired corporation’s common stock is held by the acquirer and its affiliates, the acquirer shall, by making such acquisition, simultaneously agree to jointly and severally guarantee the complete and prompt performance by the acquired corporation and any Affiliate of the acquired corporation of all of their obligations and undertakings pursuant to this Agreement and the acquired corporation shall cause such acquirer to enter into an agreement reflecting such guarantee. For the avoidance of doubt, the Merger shall not be deemed an acquisition for purposes of this Section 7.3.

Section 7.4 Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions hereof without including any of such which may hereafter be declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is hereafter held to be invalid, void or unenforceable, the parties hereto agree to use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 7.5 Waiver. Neither the failure nor any delay on the part of any party to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

Section 7.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except with respect to matters of law concerning the internal corporate or other organizational affairs of any entity which is a party to or subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

Section 7.7 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be duly given when delivered in person, by facsimile (with a confirmed receipt thereof), by messenger or courier service, or by registered or certified mail (postage prepaid, return receipt requested), at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SpinCo:

SilverSun Technologies, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936

Attention: Mark Meller, Chief Executive Officer

Telephone: (973) 758-6100

Email: meller@silversuntech.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph Lucosky; Christopher Haunschild

Email: jlucosky@lucbro.com; chaunschild@lucbro.com

If to Parent:

Rhodium Enterprises, Inc.

7546 Pebble Drive, Building 29

Fort Worth, Texas 76118

Attention: Chase Blackmon, Chief Executive Officer; Nick

Cerasuolo, Chief Financial Officer

E-mail: chaseblackmon@rhdm.com;

nickcerasuolo@rhdm.com

with copy to (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Thomas Laughlin, P.C.; Jack Shirley; Douglas E. Bacon, P.C.;

Matthew R. Pacey, P.C.; Anne Peetz

E-mail: thomas.laughlin@kirkland.com;

jack.shirley@kirkland.com;

doug.bacon@kirkland.com; matt.pacey@kirkland.com;

anne.peetz@kirkland.com

Section 7.8 Amendments. This Agreement may be amended at any time only by written agreement executed and delivered by duly authorized officers of Parent and SpinCo.

Section 7.9 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (by operation of law or otherwise), without the prior written consent of the other Party. All provisions of the Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 7.10 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without this Agreement.

Section 7.11 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Article”, “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

Section 7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute one and the same instrument.

Section 7.13 Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation or other entity shall also include any predecessors or successors thereto, by operation of law or otherwise.

Section 7.14 Specific Performance. The parties hereto acknowledge and agree that irreparable damages will result if this Agreement is not performed in accordance with its terms, and each Party agrees that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, to the full extent permitted by applicable law, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith.

Section 7.15 Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each Party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental authority (including any regulatory or administrative agency, commission or similar authority) and promptly provide the other Party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

Section 7.16 Setoff. All payments to be made by any Party shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

Section 7.17 Expenses. Except as specifically provided in this Agreement, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 7.18 Rules of Construction. Any ambiguities shall be resolved without regard to which party drafted the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date above written.

PARENT:

SilverSun Technologies, Inc.

By:
Name:	Mark Meller
Title:	Chief Executive Officer

SPINCO:

SILVERSUN Technologies Holdings, Inc.

By:
Name:	Joe Macaluso
Title:	Chief Financial Officer

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Exhibit A:

Current Allocation Methodology

Federal Income Tax

With respect to any Tax Returns prepared by Parent pursuant to Section 2.1(a)(ii), the amount of U.S. federal Income Taxes allocable to the CCDC Business shall be the amount of such U.S. federal Income Taxes that the CCDC Business would have been required to pay if the CCDC Business had paid tax on behalf of the CCDC Business, as determined in a manner consistent with the following principles:

(a)	using all elections, accounting methods and conventions used on the Parent Affiliated Group consolidated Tax Return for such period;

(b)	applying the highest marginal U.S. federal corporate or individual (whichever is higher) Income Tax rate; and

(c)	treating CCDC as having conducted all of the CCDC Business and earned any and all income attributable thereto during such Tax Period notwithstanding the actual conduct of any portion of the CCDC Business by a member of the Parent Group.

State Income Tax

With respect to any Tax Returns prepared by Parent pursuant to Section 2.1(a)(ii), the amount of state or local Income Taxes allocable to the CCDC Business shall be as determined by Parent in a manner consistent with the principles set forth under the heading “Federal Income Tax” above (for the avoidance of doubt, using the highest marginal state or local corporate Income Tax rate applicable to a corporation or individual (whichever is higher) for such applicable state or local jurisdiction, as the case may be).

Foreign Income Tax

With respect to any Tax Returns prepared by Parent pursuant to Section 2.1(a)(ii), the amount of foreign Income Taxes allocable to the CCDC Busines shall be as determined by Parent in a manner consistent with the principles set forth under the heading “Federal Income Tax” above.

Other Taxes

With respect to any Tax Returns prepared by Parent pursuant to Section 2.1(a)(ii), the amount of Taxes, other than U.S. federal Income Taxes, state or local Income Taxes, allocable to CCDC shall be as determined by Parent, in its reasonable discretion.

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